Exhibit 99.01

            Cellegy Secures Innovative Equity Financing Facility with
                          Current Value of $15 Million

South San Francisco, CA - January 16, 2004 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today the Company has entered into a Structured Secondary Offering Facility agreement, (SSO), with Kingsbridge Capital Limited. The facility requires Kingsbridge to purchase up to 3.74 million shares of newly issued common stock at times and in amounts selected by Cellegy over a period of up to two years, subject to certain restrictions. At the current market price of Cellegy stock, the value of the facility is approximately $15 million. Cellegy may begin to draw down funds after the effectiveness of a registration statement that the Company will file with the Securities and Exchange Commission. The value of the financing facility will be adjusted by the price of the Company's stock at the time of the filing of the registration statement.

Cellegy has put this contingent financing facility in place to allow it to raise capital as required, in amounts and at the times of its choosing. The agreement does not prohibit Cellegy from conducting additional debt or equity financings, including PIPEs, shelf offerings, secondary offerings or any other non-fixed or future priced securities.

The timing and amount of any draw downs are at Cellegy's sole discretion, subject to certain conditions. Individual draw downs must be at least 3 trading days apart and are limited to certain maximum amounts depending on the then current market capitalization of the Company. The purchase price of the common stock will be at discounts ranging from 8% to 12% of the average market price of the common stock prior to each future draw down. The lower discount applies to higher stock prices. In connection with the agreement, Cellegy issued warrants to Kingsbridge to purchase 260,000 shares at an exercise price of $5.27 per share. Cellegy can, at it's discretion and based on its cash needs, determine how much, if any, of the equity line it will draw down in the future, subject to the other conditions in the agreement.

K. Michael Forrest, Cellegy's CEO said, "We are very pleased to have put this contingent financing facility with Kingsbridge in place. The facility allows us to raise capital as required, at favorable economic terms and at our discretion. Kingsbridge Capital is a highly respected private equity fund. We look forward to adding them to our current investor group."

Adam Gurney, Managing Director of Kingsbridge, stated, "We are excited by Cellegy's near-to-market pipeline, which we believe is of great medical potential and is a significant value-creating opportunity for Cellegy and its investors. Kingsbridge is very pleased to be helping the Company during its transition to commercialization."

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About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of nitric oxide donors and other prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, and certain cancers. The Company is developing Cellegesic(TM) (nitroglycerin ointment) for the treatment of anal fissures, hemorrhoids and dyspareunia. Cellegy has completed Phase 3 testing of Cellegesic for the treatment of chronic anal fissure pain and expects to have results of the trial by February 2004. Other nitric oxide donor products being developed address a number of unsatisfied medical needs including Raynaud's Disease, Restless Leg Syndrome and prostate cancer.

Cellegy  is  also   developing  two  transdermal   testosterone   gel  products:
Tostrelle(TM) (testosterone gel) for the treatment of female sexual dysfunction and FortigelTM (testosterone gel), for the treatment of male hypogonadism.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the outcome of clinical trials, particularly the upcoming results of the Cellegesic Phase 3 trial; the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel; and the need and ability to complete corporate partnerships and additional financings. There can be no assurance on the timely completion of registration of the securities mentioned above or that the capital raised under this facility, if any, will be sufficient to sustain the Company's operations.

PDI, Inc. and Cellegy both initiated litigation proceedings in December 2003 relating to their Fortigel License Agreement. There can be no assurances regarding the outcome of the litigation and the Company could be required to devote significant time and resources to these proceedings. An adverse outcome of the proceedings could have a material impact on Cellegy. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.